SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 17, 2003

CBRE HOLDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-32983 (Commission File Number)	94-3391143 (IRS Employer Identification Number)

355 S. Grand Avenue, Suite 3100, Los Angeles, California	90071
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (213) 613-3226

NA

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On February 17, 2003, CBRE Holding, Inc. (the “Company”), CB Richard Ellis Services, Inc., a wholly-owned subsidiary of the Company (“CB Richard Ellis Services”), Apple Acquisition Corp., a wholly-owned subsidiary of CB Richard Ellis Services (the “Merger Sub”), and Insignia Financial Group, Inc. (“Insignia”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions of the Merger Agreement, the Merger Sub will merge with and into Insignia, the separate existence of the Merger Sub will cease, and Insignia will continue its existence as a wholly-owned subsidiary of CB Richard Ellis Services (the “Merger”).

At the time that the Merger becomes effective, each outstanding share of common stock of Insignia (other than canceled shares, dissenting shares and shares held by wholly-owned subsidiaries of Insignia) will be converted into the right to receive $11.00 in cash, without interest, from the Merger Sub, subject to adjustments as provided in the Merger Agreement. At the same time, each outstanding share of common stock of the Merger Sub will be converted into one share of the common stock of the surviving entity in the Merger.

In connection with the Merger Agreement, several principal stockholders of Insignia entered into Voting Agreements with CB Richard Ellis Services and Insignia (the “Voting Agreements”). Pursuant to the terms and subject to the conditions of the Voting Agreements, the principal stockholders agreed to vote their shares in favor of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger and the Merger Agreement and to vote their shares against any acquisition proposal from a third-party.

A copy of the press release, dated February 18, 2003, relating to the Merger is attached to this report as Exhibit 99.1.

Item 7. Exhibits

(c) Exhibits

The following is furnished as an exhibit to this report:

99.1	Press Release, dated as of February 18, 2003, issued by CB Richard Ellis and Insignia Financial Group, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBRE HOLDING, INC.

Date: February 18, 2003	By:	/s/ Raymond E. Wirta
Name: Raymond E. Wirta
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of February 18, 2003, issued by CB Richard Ellis and Insignia Financial Group, Inc.

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